Exhibit 10(n)
Summary of Non-Employee Director Compensation

•	Cash compensation for each non-employee Director consists of the following:

▪	Annual Retainer of $70,000;

▪	An additional $20,000 annual retainer for each Committee or Subcommittee Chaired by a Director; and

▪	An additional $20,000 annual retainer for the Lead Director.

•	Employee Directors are not compensated for service as Directors.

•	Directors Stock Grant Program:

▪	Annually, each non-employee Director receives a grant of TCF common stock equal to $45,000. For any Director elected after a stock grant has been awarded, a pro-rata stock grant is awarded;

▪	The number of shares granted is determined by dividing $45,000 by the average of the high and low prices of TCF common stock on the grant date;

▪	The stock grant vests annually, when the next grant is made;

▪	Dividends are paid on unvested shares at the rate generally paid to holders of TCF common stock; and

▪	Unvested shares will vest if a change in control occurs.

•	Non-employee Directors may defer fees and stock grants under the TCF Directors Deferred Compensation Plan until the end of their Board service.

•	TCF offers the TCF Matching Gift Program to supplement donations made by non-employee Directors to charitable organizations of their choice up to a maximum of $20,000 annually.

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TCF reimburses Directors for travel and other expenses to attend Board meetings or attend to other Board business as a business expense, and TCF occasionally holds Board retreats at a remote location and pays Directors’ travel and lodging expenses incurred in connection with the meeting, as well as those of the Directors’ spouses or significant others.